UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 11, 2014, MGP Ingredients, Inc. (the "Company") announced the election of Augustus "Gus" Griffin to the Board of Directors of the Company. Mr. Griffin, the Company's Chief Executive Officer and President, was elected to the Board by the Company's preferred stockholders at a special meeting of preferred stockholders held on August 8, 2014.
Prior to joining the Company in July 2014, Mr. Griffin, 54 years old, served as executive vice president of marketing for Next Level Spirits, a northern California-based producer, importer and distributor of premium wine and spirits brands between April 2013 and January 2014. His responsibilities in that position included establishing strategic planning disciplines and spearheading all aspects of corporate, consumer and trade marketing. Between November 2011 and March 2013, Mr. Griffin served as brand and business consultant for Nelson’s Green Brier Distillery, Nashville, Tenn., where he performed a key advisory role in that company’s development and launch of Belle Meade Bourbon.
Prior to May, 2011, Mr. Griffin spent 24 years with Brown-Forman, a leading global wine and spirits company with annual sales of approximately $4 billion. He joined that company, headquartered in Louisville, Ky., as a merchandising representative in 1987 and later moved into sales management. From 1990 to 1997, he advanced through a series of increasingly important brand management roles in Brown-Forman’s U.S. marketing organization. His brand assignments included Old Forester Bourbon, Southern Comfort Liqueur, Southern Comfort Cocktails, Jack Daniel’s Beer and Early Times Kentucky Whiskey. In 1997, Mr. Griffin was named vice president and managing director of Brown-Forman’s Pacific Region, relocating to Sydney, Australia, to lead all aspects of this multi-million dollar operating unit. Chief among his responsibilities was driving profitable results through the oversight of marketing, sales, finance and production. He returned to the company’s headquarters in Louisville in 2001, assuming responsibility for the Jack Daniel’s brand for the Asia Pacific Region. Within a year, he was appointed to serve as vice president and managing director for West Main Interactive, a wholly-owned subsidiary of Brown-Forman in the digital and relationship marketing arena. Griffin’s accomplishments led to his being named vice president and regional director for Brown-Forman’s Southern Europe operating unit that encompassed Spain, Portugal, France, Belgium, Italy and Greece. During his two years in this role, he led the successful turnaround of this business unit, significantly growing the region’s profitability. With a promotion to senior vice president and global managing director for the company’s Southern Comfort brand in 2007, Griffin returned to Brown-Forman’s headquarters to lead a worldwide marketing team and ensure alignment between brand strategies and marketing practices. He transitioned to senior vice president and global managing director for the Jack Daniel’s brand franchise in 2008, leading all facets of building this brand worldwide over the following three years.

There are no arrangements or understandings, between Mr. Griffin and any other persons pursuant to which he was selected as a director. There are also no family relationships between Mr. Griffin and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Attached as Exhibit 99.1, and incorporated into this Item 5.02 by reference, is a press release relating to the election of Mr. Griffin as a director of the Company.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated August 11, 2014.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: August 11, 2014    By:/s/ Augustus C. Griffin
Augustus C. Griffin

CORE/3001926.0002/102303406.1